Mark S. Peek
2239 Fairview Ave E Slip N
Seattle, WA 98102

January 27, 2026

Re: Appointment to the Board of Directors

Dear Mark,

On behalf of Workiva Inc. (‘Workiva” or the “Company”), I am pleased to offer you a position as a member of the Board of Directors (the “Board”).

1. Appointment and Term
Subject to your acceptance, your appointment will be effective as of June 1, 2026. You will serve as a Class I director with a term expiring at the Company’s 2027 Annual Meeting of Stockholders (the “Annual Meeting”). In addition to your service on the Board, it is our expectation that you will join at least one committee of the Board.

2. Compensation
As a non-employee director, your compensation is governed by the policies and procedures previously approved by the Board for non-employee directors of the Company, subject to proration to reflect the commencement date of your service on the Board, and as more fully described in the Company’s Proxy Statement on Schedule 14A relating to the 2025 Annual Meeting of Stockholders under the heading “Director Compensation”. This includes:
●Annual Cash Retainer: $50,000.
●Committee Retainers: An additional $5,000–$10,000 for committee service ($10,000–$20,000 if serving as Chair).
●Equity Grant: Upon appointment, the receipt of an initial RSU grant with a target value of $215,000. These units will vest in full on the vesting date(s) set forth in the Notice of Grant (as defined in the 2014 Workiva Inc. Equity Incentive Plan).

3. Fiduciary Duties and Compliance
As a director of a public company, you will be expected to act in the best interests of the Company and its stockholders. You agree to comply with:
●The Company’s Code of Business Conduct and Ethics.
●Our Corporate Governance Guidelines and Insider Trading Policy (including "blackout periods” and trading preclearance requirements).
●Applicable SEC and NYSE independence and disclosure requirements.

4. Indemnification and Insurance
The Company provides robust protections for its directors, including:
●Indemnification Agreement: We will enter into our standard Director Indemnification Agreement (attached) to protect you to the fullest extent permitted by law.
●D&O Insurance: You will be covered under our Directors and Officers liability insurance policy, which we maintain at levels consistent with industry peers.

5. Time Commitment
We expect directors to attend all regularly scheduled Board and committee meetings. We typically hold four in-person meetings annually. The Company will reimburse you for all reasonable travel and business expenses.

6. Confidentiality
During and after your service, you agree to maintain the confidentiality of all non-public information regarding the Company’s strategy, intellectual property, and financial performance.

We are enthusiastic at the prospect of you joining our Board. To formally accept, please sign a copy of this letter.

Sincerely,

/s/ Michael Crow

Michael Crow
Chair, Nominating & Governance Committee
Workiva Inc.

Accepted and Agreed:

/s/ Mark S. Peek
Mark S. Peek